Exhibit 99.1

Project Energy Reimagined Acquisition Corp. Announces Pricing of $250 Million Initial Public Offering

Redwood City, CA – October 28, 2021 – Project Energy Reimagined Acquisition Corp. (the “Company”) today announced the pricing of its initial public offering of 25,000,000 units at a price of $10.00 per unit. The units will be listed on the Nasdaq Global Market (“Nasdaq”) and trade under the ticker symbol “PEGRU” beginning on October 29, 2021. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share. After the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “PEGR” and “PEGRW,” respectively. The offering is expected to close on November 2, 2021, subject to customary closing conditions.

Project Energy Reimagined Acquisition Corp. is a blank check company whose business purpose is to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination with a company in any industry, sector or geographic region, the Company intends to focus its search on high-potential ESG targets within the advanced renewable energy “Grid 2.0” value-chain, including targets focused on grid reliability and stability solutions, electrification of transportation and electric vehicle infrastructure, smart and/or AI-enabled grid optimization, energy storage, second-life use of batteries and end of life battery recycling.

J.P. Morgan Securities LLC and BofA Securities are acting as joint book-running managers for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,750,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on October 28, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to the offering may be obtained from J.P. Morgan Securities LLC at c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: 1-866-803-9204, or by email at prospectus-eq_fi@jpmchase.com; or BofA Securities at Attention: Prospectus Department, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001, or by emailing dg.prospectus_requests@bofa.com.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Media Relations:

Paragon PR - For Project Energy Reimagined Acquisition Corp.

P.J. Kinsella

+1 973-255-7153

pj@paragonpr.com

Investor Contact:

ir@pegyr.com